PERSONAL & CONFIDENTIAL

June 5, 2013

Mr. Ivor J. Evans
Meritor, Inc.
2135 West Maple Road
Troy, MI 48084

Dear Ike:

In view of your appointment by the Board of Directors of Meritor, Inc. (“Meritor”) on May 3, 2013 as Executive Chairman of the Board and Interim Chief Executive Officer and President of Meritor, we are pleased to confirm the compensation approved by the Compensation and Management Development Committee (the “Committee”) for you in this position. At a meeting held on May 24, 2013, as amended by a unanimous written consent circulated to the Committee on June 4, 2013, the Committee approved the following, retroactive to your start date of May 6, 2013:

  a base salary of $110,000 per month, pro-rated for May and any other month in which you serve in this position less than a month; and
  a cash bonus of $250,000 per month, also pro-rated for any month in which you serve less than a month, and awarded by the Committee based on the performance goals set forth below.

The Committee established the following three discretionary performance goals to be evaluated on a periodic basis for bonus determination purposes:

  Progress against Meritor’s strategic plan (current year and three-year plan);
  Evaluation of current organizational structure; and
  Assistance in identifying and interviewing permanent CEO candidates

During the period in which you serve in the capacity of Executive Chairman of the Board and Interim Chief Executive Officer and President, you will forgo your Board retainer and related fees that you would have received serving as an independent director of Meritor. In addition, you will forego participation in any of Meritor’s benefits or incentive plans.

During the period in which you serve in the capacity of Executive Chairman of the Board and Interim Chief Executive Officer and President, Meritor will pay the cost of your lodging in Michigan. You understand that the incremental cost to Meritor in this event shall be reported in Meritor’s Proxy Statement as a perquisite.

Ike Evans

June 5, 2013

Miscellaneous

This letter and its terms and conditions may not be modified, amended nor terminated other than by a writing signed by both you and the Company. This letter will be binding upon and inure to the benefit of any successors to the Company. This agreement may be executed in several counterparts, each of which will be deemed to be an original, and all such counterparts when taken together will constitute one and the same original. This letter will be governed by the laws of the State of Michigan.

Sincerely,

/s/ William R. Newlin
William R. Newlin
Chairman, Compensation and Management Development Committee
Date: June 6, 2013

Accepted:

/s/ Ivor J. Evans

Ivor J. Evans
Date: June 6, 2013

Initials